                                                                    EXHIBIT 10.6

               [WYETH LEDERLE VACCINES AND PEDIATRICS LETTERHEAD]

March 30, 1999

Biodelivery Sciences, Inc.
University Heights Science Park
111 Lock Street
Newark, NJ 07103

         Re: AMENDMENT TO LICENSE AGREEMENT

Dear Sirs:

         Reference is made to the License Agreement effective July 1, 1996 by and between Biodelivery Sciences, Inc. (hereinafter "BDS") and American Cyanamid Company (hereinafter "WLV"). Pursuant to Section 15, it is proposed to amend the Agreement as follows:

1. BDS will provide at least 40 mg of an encochleated mixture of plasmids, rIL-12p35 and rIL-12p40 to WLV. BDS will provide 10 mg of the encochleated mixture of plasmids rIL-12p35 and rIL-12p40 to WLV by May 1, 1999 and the remaining encochleated plasmids by June 21, 1999. WLV will supply no more than 35 mg of each plasmid to BDS within two (2) business days of execution of this Amendment. WLV will supply 40 mg of each plasmid within two (2) business days of receipt of at least 10 mg of the encochleated mixture of plasmid rIL-12p35 and rIL-12p4O. WLV will accept the BDS analytical characterization of the encochleated plasmid preparations in order to allow prompt initiation of the experiment described in Paragraph 4 below.

2. BDS will provide at least 20 mg of encochleated plasmid gD2 to WLV by June 21, 1999. WLV will supply no more than 75 mg of the plasmid to BDS within two (2) business days of WLV's receipt of at least 10 mg of the encochleated mixture of plasmid rIL-12p35 and rIL-12p40. WLV will accept the BDS analytical characterization of the encochleated plasmid preparations in order to allow prompt initiation of the experiment described in Paragraph 4 below.

3. In accordance with Section 4.1.2 of the Agreement, WLV will make the 1st quarter payment of year 4, $325,000, on July 1, 1999.

4. WLV will use the encochleated plasmids produced by BDS to evaluate their performance in a primate CTL immunogenicity study for eliciting a Significant CTL Response in an assay with a background below 30% spontaneous lysis and a

BDS License Amendment
March 30, 1999
Page 2 of 3

         positive control 15% above background. Such Significant CTL Response is defined as a level of response to encochleated plasmid 15% over background for two (2) consecutive samples in 50% of the animals. It is expected that this study including establishing cell lines for each primate, vaccination, sampling, running assays, and data analysis will be completed by December 31, 1999 if such a study is begun by July 1, 1999. Such study can begin at this time only if the encochleated plasmids identified in Paragraph 1 and 2 above are provided by BDS to WLV on or before the indicated dates.

5. If the encochleated plasmids identified in Paragraphs 1 and 2 are not received by WLV by the indicated dates, then

         a) the December 31, 1999 date for WLV to complete the primate immunogenicity study will be extended by the same amount of time as the difference between when the encochleated plasmids are received by WLV and the date(s) indicated in Paragraphs 1 and 2; or

         b)       WLV may determine not to complete the study.

6. If the primate immunogenicity study is completed and shows Significant CTL Response

         a) and WLV chooses to continue the License Agreement by December 31, 1999, WLV would owe BDS $325,000 as the payment of the 2nd quarter of year 4, payable to BDS on January 10, 2000, and agrees to pay the 3rd and 4th quarterly payment for year 4, the 3rd quarter of year 4, payable to BDS on January 15, 2000, and the 4th quarter of year 4, payable to BDS on April 1, 2000; or

         b) and WLV terminates the License Agreement by December 31, 1999, WLV would owe BDS a $325,000 termination fee payable to BDS on January 10, 2000.

7.       If the primate immunogenicity study does not show a Significant CTL
         Response

         a) and WLV continues the License Agreement, WLV will proceed as per 6 a) above; or

         b) WLV can terminate the Agreement without any further obligations to BDS.

8. If WLV does not initiate the primate immunogenicity study due to not receiving encochleated plasmids by the specified dates in Paragraphs 1 and 2, then WLV may terminate the License Agreement without any further financial obligation except that identified in Paragraph 3 of this Amendment.

BDS License Amendment
March 30, 1999
Page 3 of 3

9. If BDS provides the encochleated plasmids as per Paragraphs 1 and 2 above, and WLV does not complete the primate immunogenicity study by December 31, 1999, then

         a) WLV may choose to continue the study and extend the Amended Agreement until no later than March 31, 2000 with a payment of $325,000 as of January 10, 2000, and if WLV chooses to continue the License Agreement after such extension, WLV would owe BDS $325,000 as payment of the 2nd quarter of year 4, payable to BDS within ten (10) business days and the 4th quarterly payment on April 1, 2000; or

         b) If WLV does not complete the study by December 31, 1999 and chooses to terminate, WLV will owe $325,000 to BDS as a termination fee, payable to BDS on January 10, 2000.

10. All other terms and conditions of the License Agreement remain the same.

         If you are in agreement, please sign below to accept the amendment set forth herein.

                                             Very truly yours,

                                             American Cyanamid Company

                                             By: /s/ George R. Siber
                                                 -------------------------------
                                                 George R. Siber, M.D.
                                                 Vice President and Chief
                                                 Scientific Officer
                                                 Wyeth-Lederle Vaccines

ACKNOWLEDGED, AGREED TO
AND ACCEPTED:

BIODELIVERY SCIENCES, INC.

By: /s/ Raphael J. Mannino
    -----------------------------
Name: Raphael J. Mannino
Title: President & Chief Executive Officer
Date: April 16, 1999